Exhibit 11

STORM CAT ENERGY CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

1.             PURPOSE OF THIS CODE

This Code of Business Conduct and Ethics (“Code”) is intended to document the principles of conduct and ethics to be followed by Storm Cat Energy Corporation (the “Company”) employees, officers and directors. Its purpose is to:

•      promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•      promote avoidance of conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•      promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the securities regulators and in other public communications made by the Company;

•      promote compliance with applicable governmental laws, rules and regulations;

•      promote the prompt internal reporting to an appropriate person of violations of this Code;

•      promote accountability for adherence to this Code and the other policies of the Company (including, without limitation, the Company’s Insider Trading Policy and Policy on Corporate Disclosure and Confidentiality of Information);

•      provide guidance to employees, officers and directors to help them recognize and deal with ethical issues; and

•      help foster the Company’s culture of honesty and accountability.

The Company will expect all its employees, officers and directors to comply at all times with the principles in this Code. Violations of this Code are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution. For the purpose of this Code, the Company’s Chief Risk Officer will be its Chief Financial Officer.

2.             CONFLICTS OF INTEREST

Employees, officers and directors of the Company will avoid situations where their personal interest could conflict with, or even appear to conflict with, the interests of the Company and its shareholders.

Conflicts of interest arise where an individual’s position or responsibilities with the Company present an opportunity for personal gain apart from the normal rewards of employment, to the detriment of the Company. They also arise where an employee’s, director’s or officer’s personal interests are inconsistent with those of the Company and create conflicting loyalties. Such conflicting loyalties can cause an employee, officer or director to give preference to personal interests in situations where corporate responsibilities should come first. Employees, officers and directors, will perform the responsibilities of their positions on the basis of what is in the best interests of the Company and free from the influence of personal considerations and relationships.

In the event that any potential conflict of interest arises and the individual involved is an employee of the Company, the individual involved, or any other employee, officer or director of the Company who becomes aware of such potential conflict, must immediately notify their immediate supervisor and the Company’s Chief Risk Officer in writing and no further action may be taken unless authorized in writing by the individual’s immediate supervisor and by the Company’s Chief Risk Officer. If such individual is an officer or director of the Company, the Chairman of the Company as well as the Company’s Chief Risk Officer must be immediately notified in writing and no further action may be taken until authorized in writing by the Chairman and by the Company’s Chief Risk Officer.

The requirement of freedom from conflict of interest applies with equal force to the spouse, children and other close relatives of each employee, officer and director. This policy applies to all employees, officers and directors of the Company with respect to all of the affairs of the Company.

While it is not possible to detail every situation where conflicts of interest may arise, the following are examples of situations in which a possible conflict of interest may arise:

•      employment by or service to (e.g., as a consultant or director) a competitor, customer, supplier or person with whom the Company conducts business;

•      having, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with the Company;

•      accepting gifts, favours, loans (other than borrowing on commercial terms from entities that are in the business of lending) or preferential treatment from any person that does business, seeks to do business or competes with the Company unless consistent with the policy described under Gifts and Benefits below;

•      conducting business on behalf of the Company with immediate family members or an entity in which an employee or his/her immediate family members or friends have a significant financial interest; and

•      taking personal advantage of opportunities that are presented to or discovered by an employee, director or officer as a result of his/her position with the Company or through the use of the property or information of the Company.

If there is any doubt with respect to a particular situation, employees should seek assistance from their supervisor or from the Company’s legal counsel.

3.             PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud of theft should promptly be reported to the Chief Risk Officer for investigation. All of the Company’s assets should be used only for legitimate business purposes and not for personal use.

4.             COMPETITIVE PRACTICES

Management of the Company firmly believes that fair competition is fundamental to continuation of the free enterprise system. The Company complies with and supports laws of all countries which prohibit restraints of trade, unfair practices, or abuse of economic power.

The Company will not enter into arrangements which unlawfully restrict its ability to compete with other businesses, or the ability of any other business organization to compete freely with the Company. Company policy also prohibits employees, officers and directors from entering into, or even discussing, any unlawful arrangement or understanding.

These principles of fair competition are basic to all the Company’s operations. They are integral parts of the following sections that cover the Company’s dealings with suppliers and public officials.

5.             DEALING WITH SUPPLIERS AND GIFTS

The Company is a valuable customer for many suppliers of goods, services and facilities. People who want to do business or to continue to do business, with the Company must understand that all purchases by the Company will be made exclusively on the basis of price, quality, service and suitability to the Company’s needs.

(a)           Kickbacks and Rebates

Purchases of goods and services by the Company must not lead to employees, officers or directors, or their families, receiving any type of personal kickbacks or rebates. Employees, officers or directors, or their families, must not accept any form of under-the-table payment.

(b)           Receipt of Gifts and Benefits

Employees must exercise care and good judgment in accepting or offering business-related gifts.

Accepting or offering business-related gifts of moderate value is acceptable in situations where business-related gift giving is legal and in accordance with local business practice and the gifts involved are appropriate for the occasion. Employees must not, however, accept or offer business-related gifts of any kind in circumstances that could be perceived as inducing or influencing the recipient to give business opportunities to, or make business decisions in favour of, the Company. If there is any doubt with respect to a particular situation, employees should seek assistance from their manager or from the Company’s legal counsel.

Employees who accept gifts must report the gift to their manager or the Company’s legal counsel. The monetary value of the gift, local customs and legal requirements will be considered when determining whether the gift should be retained by the employee, given to the Company or returned. A gift that is given to the Company will normally be donated to a charity or made available to all employees in the applicable work unit.

The following items must not be accepted or offered as gifts under any circumstances, regardless of value:

•      cash or personal cheques;

•      drugs or other controlled substances;

•      product or service discounts that are not available to all employees;

•      personal use of accommodation or transportation; and

•      payments or loans to be used toward the purchase of personal property (other than borrowing on commercial terms from entities that are in the business of lending).

No employee may request a gift of any kind from a supplier, customer or other person with whom the Company conducts business or from a competitor of the Company.

6.             FINANCIAL INDUCEMENTS

Employees must not make payments or give gifts or other favours to third parties to induce or influence them to give business opportunities to, or make business decisions in favour of, the Company. Bribes, kickbacks, secret commissions and similar irregular payments are prohibited.

Minor facilitating payments (i.e., payments to government officials for expediting routine governmental work or services that they are otherwise required to perform) may be made if the work or service is necessary, there is no reasonable alternative to making the payment, the type and amount of the payment is consistent with what is customary, the payment will not expose the Company or its employees to legal action under applicable law or regulation, the Company’s legal counsel has approved the payment and an accurate record is kept of the details of the payment (e.g., date, amount, person to whom paid and reason for payment).

7.             POLITICAL ACTIVITIES AND CONTRIBUTIONS

Generally, the Company is impartial with respect to party politics. Employees may participate in political activities as long as they do not do so on company time and do not use the financial or other resources of the Company.

(a)           Canada and the United States

Employees, officers and directors who participate in political activities must make every effort to ensure that they do not leave the impression that they speak or act for the Company.

The Company encourages its employees, officers and directors to participate in political activities in their own time and at their sole expense. No corporate action, direct or indirect, will be allowed that infringes on the right of any employee individually to decide whether, to whom, and in what amount, they will make personal political contributions. The same is true of volunteer political donations of personal service time, so long as it does not interfere with the working status of employees, officers or directors.

No employees, officers and directors are permitted to use the Company’s funds, facilities, or other assets, to support either directly or indirectly any political candidates or political parties, without advance authorization in writing from the Company’s Chief Risk Officer.

(b)           Outside Canada and the United States

The policy of the Company is that officers, directors and employees, officers and directors should not participate in political activities in countries of which they are not nationals. However, such persons, of course, are free to participate in political activities in countries of which they are nationals in their own time and at their own expense.

8.             EQUAL OPPORTUNITY

The Company supports the principle that every individual must be accorded an equal opportunity to participate in the free enterprise system and to develop their ability to achieve their full potential within that system.

There will be no discrimination against any employee or applicant because of race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap (unless demands of the position are prohibitive). All employees, officers and directors will be treated with equality during their employment without regard to their race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap, in all matters. The Company will maintain a work environment free of discriminatory practice of any kind.

No employee will have any authority to engage in any action or course of conduct or to condone any action or course of conduct by any other person which will in any manner, directly or indirectly, discriminate or result in discrimination in the course of one’s employment, termination of employment, or any related matter where such discrimination is, directly or indirectly, based upon race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap.

9.             HEALTH, SAFETY, AND ENVIRONMENTAL PROTECTION

It is the Company’s policy to pay due regard to the health and safety of its employees, officers and directors and others and to the state of the environment. There are federal, provincial, state and local workplace safety and environmental laws which through various governmental agencies regulate both physical safety of employees, officers and directors and their exposure to conditions in the workplace. Should you be faced with an environmental health issue or have a concern about workplace safety, you should contact your supervisor or notify management immediately.

Many countries and their regional and local governments now have complex legislation to protect the health and safety of employees, or the general public, and to prevent pollution and protect the environment. These laws often provide penalties both for the companies involved and executive personnel in case of violation. The Chief Risk Officer should always be consulted when necessary to understand or comply with such laws.

10.          CONFIDENTIAL INFORMATION

All information that has been developed or acquired by the Company, including technical, financial and business information, and not generally disclosed (“confidential information”) is the property of and confidential to the Company and must be protected against theft, loss or misuse.

Employees must not disclose confidential information to other employees without authorization from their manager unless it is reasonably required by them to perform their jobs. Employees must not reveal confidential information to third parties (other than approved auditors, lawyers and other professional advisors, financial advisors and banks or other financial institutions) without authorization by the Company’s legal counsel. Such disclosure should be limited only to those who need-to-know and be made pursuant to a confidentiality agreement restricting the recipient from disclosing or using the information in an unauthorized manner.

Employees must use confidential information only for authorized purposes on behalf of the Company and not for their own personal gain or benefit.

11.          INTEGRITY OF RECORDS AND FINANCIAL REPORTS

As a public company, it is of critical importance that the Company’s filings with the appropriate regulatory authorities be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

The integrity of the Company’s record keeping systems will be respected at all times. Employees, officers and directors are forbidden to use, authorize, or condone the use of off-the-books bookkeeping, secret accounts, unrecorded bank accounts, slush funds, falsified books, or any other devices that could be utilized to distort records or reports of the Company’s true operating results and financial conditions or could otherwise result in the improper recordation of funds or transactions.

If an employee has any concerns regarding the Company’s accounting practices or procedures, the employee should immediately report the matter to the chain of the Company’s Audit Committee. If the employee wishes, he also may submit his or her concerns confidentially, and if the employee wishes, anonymously, subject to any applicable legal or regulatory requirements, in writing to the Chair of the Audit Committee who will report all such concerns directly to the Audit Committee and the Board of Directors who will take appropriate investigating actions.

12.          USE OF AGENTS AND NON-EMPLOYEES, OFFICERS AND DIRECTORS

Agents or other non-employees cannot be used to circumvent the law. Employees, officers and directors will not retain agents or other representatives to engage in practices that run contrary to this Code.

13.          INTERNATIONAL OPERATIONS

Corporate employees, officers and directors operating outside of Canada and the United States have a special responsibility to know and obey the laws and regulations of countries where they act for the Company. Customs vary throughout the world, but all employees, officers and directors must uphold the integrity of the Company in other nations diligently.

14.          STANDARDS OF COMPLIANCE

(a)           Employees, officers and directors have the responsibility to maintain their understanding of this Code and should seek assistance from their supervisor or the Company’s legal counsel if they do not understand any part of the Code of what to do in any particular situation.

(b)           Supervisors have the responsibility to maintain an awareness on the part of their employees, officers and directors of the importance of their adhering to this Code and for reporting deviations to management.

15.          VIOLATIONS OF STANDARDS

(a)           Employees, officers and directors must immediately report any violations of this Code. Failure to co so can have serious consequences for the employees, officers or directors and the Company and are expected to cooperate in any internal investigation of misconduct.

(b)           Reports of violations should be made by employees to their immediate supervisor and to the Company’s Chief Risk Officer and by officers and directors to the Chairman and to the Company’s Chief Risk Officer.

(c)           After a violation is investigated, appropriate action will be taken. Management has the right to determine the appropriate disciplinary action for a violation up to and including termination of employment. All proposed disciplinary action is subject to review by senior management.

(d)           Employees, officers and directors should be aware that in addition to any disciplinary action taken by the Company, violations of some of this Code may require restitution and may lead to civil or criminal action against individual employees, officers and directors and any company involved.

(e)           Supervisors have the responsibility of taking remedial steps to correct any operating procedures that may contribute to violations of this Code.

(f)            Retaliation in any form against an individual who reports a violation of this Code or of law in good faith, or who assists in the investigation of a reported violation, is itself a serious violation of this policy. Acts of retaliation should be reported immediately to their supervisor or management, and will be disciplined appropriately.

16.          AMENDMENT, MODIFICATION AND WAIVER

The Company will periodically review this Code. This Code may be amended, modified or waived by the Board of Directors. Employees, officers and directors will be fully informed of any material revisions to the Code. Any such changes or waivers will promptly be disclosed as required by law or stock exchange rules and regulations.

17.          ACKNOWLEDGEMENT AND AGREEMENT

The undersigned, a [director/officer/employee/consultant] of Storm Cat Energy Corporation hereby acknowledges and agrees that they:

(a)           have received and reviewed a copy of this Code, and copies of the Company’s Insider Trading Policy and Policy on Corporate Disclosure and Confidentiality of Information;

(b)           have been given an opportunity to discuss any questions they might have concerning this Code and such other Company policies with their immediate supervisor or the Company’s Chief Risk Officer; and

(c)           will abide by the terms and conditions of all this Code and such other Company policies.

[Name of director/officer/employee/consultant]